EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-59042, 333-64508 and 333-75906) of Payment Data Systems,
Inc.;  (Form  S-8  Nos.  333-30962,  333-82530 and 333-122312) pertaining to the
Amended and Restated 1999 Employee Comprehensive Stock Plan of Payment Data Systems, Inc.; (Form S-8 Nos. 333-30960 and 333-122312) pertaining to the 1999 Non-Employee Director Plan of Payment Data Systems, Inc.; and (Form S-8 No.
333-30958)  pertaining  to  the  Employee  Stock  Purchase  Plan of Payment Data
Systems, Inc. of our report dated February 18, 2005 with respect to the consolidated financial statements of Payment Data Systems, Inc. included in the Annual Report (Form 10-KSB) for the year ended December 31, 2004.


/s/  Akin,  Doherty,  Klein  &  Feuge,  P.C.
AKIN,  DOHERTY,  KLEIN  &  FEUGE,  P.C.
San  Antonio,  Texas
March  30,  2005